UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/14/2008

Piedmont Office Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25739

MD	58-2328421
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11695 Johns Creek Parkway
Suite 350
Norcross, GA 30097-1523
(Address of principal executive offices, including zip code)

770-418-8800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Appointment of Jeffrey L. Swope as Director

On October 14, 2008, the board of directors of Piedmont Office Realty Trust, Inc. (the "Registrant") appointed Jeffrey L. Swope, 58, to serve as a director of the Registrant.

Mr. Swope was responsible for the acquisition, financing, leasing and asset management of over 50 million square feet of office, industrial, and retail space with an aggregate value exceeding $3.0 billion during his 35 year career in the commercial real estate industry. He began his career at Trammell Crow Company in 1973 and became a partner in the firm in 1977. In 1980, he was one of the co-founders of Centre Development Co., Inc., and served as Partner in charge of industrial and land development. In 1991, Mr. Swope formed Champion Partners Ltd. where, as Chief Executive Officer, he lead the growth of the firm to its status as a nationwide developer and investor of office, industrial and retail properties. His professional accomplishments have included being the Founding Chairman of the Real Estate Council, President of the North Texas Chapter of the National Association of Industrial and Office Properties, Founding Chairman of the Real Estate and Finance Center at the University of Texas at Austin, and Trustee of the Urban Land Institute. Mr. Swope has been recognized as a Hall of Fame Member of the Dallas Board of Realtors. He also serves on the University of Texas at Austin Business School Advisory Board and as a Trustee of the Business School Foundation at the University. Mr. Swope graduated with both a Bachelors and a Masters degree in Business Administration from the University of Texas.

Mr. Swope is expected to serve on the Capital and Compensation Committees of the Board.   Mr. Swope's compensation as a director will be provided on the same basis as that provided to the Registrant's other non-employee directors, as further described in the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Office Realty Trust, Inc.

Date: October 15, 2008	By:	/s/ Robert E. Bowers
Robert E. Bowers
Chief Financial Officer and Executive Vice President